                                  EXHIBIT 99.1




                      EZCORP ANNOUNCES 95% EARNINGS GROWTH

                            FOR SECOND FISCAL QUARTER

AUSTIN, TEXAS (APRIL 25, 2006) -- EZCORP, Inc. (Nasdaq/NM: EZPW) announced today results for its second fiscal quarter and six month period, which ended March 31, 2006.

For the quarter ended March 31, 2006, EZCORP's net income increased 95% to $7,727,000 ($0.56 per share) compared to $3,969,000 ($0.29 per share) for the quarter ended March 31, 2005. Total revenues for the second fiscal quarter increased 25% to $78,941,000 while operating income improved 97% to $11,540,000. Operating income margins for the quarter, measured as a percent of net revenues, improved approximately eight percentage points to 23%.

For the six months ended March 31, 2006, EZCORP's net income increased 62% to $14,483,000 ($1.06 per share) compared to $8,918,000 ($0.66 per share) for the same six month period a year ago. Total revenues grew 24% to $154,711,000 while operating income increased 62% to $21,855,000. Operating income margins for the six months, measured as a percent of net revenue, improved approximately five percentage points to 22%.

Commenting on these results, President and Chief Executive Officer, Joe Rotunda, stated, "Our results for the second fiscal 2006 quarter were driven by continued strong growth in our payday loan and credit service business and double digit growth in our pawn business. Payday loan and credit service contribution, or fee revenue less bad debt and direct transaction expense, improved 109% to $13.2 million. Payday loan and credit service revenues almost doubled to $15.6 million while bad debt and direct transaction expense measured as a percent of revenue improved four percentage points to 15%."

Rotunda continued, "Our pawn contribution or pawn net revenues improved 12% in the second quarter as a result of an 18% increase in sales gross profit and a 5% increase in pawn service charges. Higher levels of inventory available for sale during the quarter and higher gold values contributed to this strong pawn performance."

Rotunda concluded, "We expect our third fiscal 2006 quarter's earnings to be in the range of $0.20 to $0.23 per share compared to $0.16 for the fiscal 2005 third quarter. For our 2006 fiscal year, we are raising guidance to $1.60 to $1.65 per share compared to fiscal 2005's $1.09 per share. We expect year over year earnings growth to slow in the second half of our fiscal year compared to the first half primarily due to the earnings drag from the large number of stores anticipated to open in the next two quarters. Based on new

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EZMONEY locations in the pipeline, we expect to open 80 to 90 EZMONEY stores over the next two quarters for a total of approximately 115 new stores this fiscal year."

EZCORP is a lender and provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 281 EZPAWN locations, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 263 EZMONEY locations and 83 EZPAWN locations, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.

This announcement contains certain forward-looking statements regarding the Company's expected performance for future periods including, but not limited to, new store expansion and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company's services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company's annual, quarterly and other reports filed with the Securities and Exchange Commission.

You are invited to listen to a conference call discussing these results on April 25, 2006 at 3:30pm Central Time. The conference call can be accessed over the Internet (or replayed at your convenience) at the following address.

                 http://www.videonewswire.com/event.asp?id=33261

For additional information, contact Dan Tonissen at (512) 314-2289.

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                                  EZCORP, INC.
         HIGHLIGHTS OF CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (in thousands, except per share data)
--------------------------------------------------------------------------------


                                                              THREE MONTHS ENDED MARCH 31,
                                                             -----------------------------
                                                                      2006         2005
                                                             -----------------------------
1    Revenues:
2     Merchandise sales                                             $ 39,036    $ 33,293
3     Jewelry scrapping sales                                          8,569       6,966
4     Pawn service charges                                            15,453      14,682
5     Payday loan service charges                                      1,103       7,828
6     Credit service fees                                             14,451        --
7     Other                                                              329         329
                                                             -----------------------------
8       Total revenues                                                78,941      63,098
9    Cost of goods sold:
10    Cost of merchandise sales                                       22,775      18,961
11    Cost of jewelry scrapping sales                                  5,562       4,940
                                                             -----------------------------
12      Total cost of goods sold                                      28,337      23,901
                                                             -----------------------------
13   Net revenues                                                     50,604      39,197
14
15   Operations expense                                               27,908      23,988
16   Payday loan bad debt and direct transaction expenses                390       1,495
17   Credit service bad debt and direct transaction expenses           1,935        --
18   Administrative expense                                            6,695       5,796
19   Depreciation and amortization                                     2,136       2,071
                                                             -----------------------------
20      Operating income                                              11,540       5,847
21
22   Interest expense, net                                                41         275
23   Equity in net income of unconsolidated affiliate                   (673)       (636)
24   Loss on sale/disposal of assets                                      23           6
                                                             -----------------------------
25   Income before income taxes                                       12,149       6,202
26   Income tax expense                                                4,422       2,233
                                                             -----------------------------
27   Net income                                                     $  7,727    $  3,969
                                                             =============================
28
                                                             -----------------------------
29   Net income per share, assuming dilution                        $   0.56    $   0.29
                                                             =============================
30
31   Weighted average shares - assuming dilution                      13,838      13,755

                                  EZCORP, INC.
         HIGHLIGHTS OF CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (in thousands, except per share data)
--------------------------------------------------------------------------------


                                                                  SIX MONTHS ENDED MARCH 31,
                                                         ------------------------------------------
                                                                    2006            2005
                                                         ------------------------------------------
1     Revenues:
2       Merchandise sales                                         $  74,692      $  65,311
3       Jewelry scrapping sales                                      15,266         11,272
4       Pawn service charges                                         31,967         31,351
5       Payday loan service charges                                   2,255         16,118
6       Credit service fees                                          29,873           --
7       Other                                                           658            674
                                                         ------------------------------------------
8         Total revenues                                            154,711        124,726
9     Cost of goods sold:
10      Cost of merchandise sales                                    43,547         37,741
11      Cost of jewelry scrapping sales                              10,451          8,073
                                                         ------------------------------------------
12        Total cost of goods sold                                   53,998         45,814
                                                         ------------------------------------------
13    Net revenues                                                  100,713         78,912
14
15    Operations expense                                             54,221         46,691
16    Payday loan bad debt and direct transaction expenses            1,122          3,104
17    Credit service bad debt and direct transaction expenses         5,739           --
18    Administrative expense                                         13,517         11,663
19    Depreciation and amortization                                   4,259          3,958
                                                         ------------------------------------------
20        Operating income                                           21,855         13,496
21
22    Interest expense, net                                             263            614
23    Equity in net income of unconsolidated affiliate               (1,188)        (1,096)
24    Loss on sale/disposal of assets                                     8             43
                                                         ------------------------------------------
25    Income before income taxes                                     22,772         13,935
26    Income tax expense                                              8,289          5,017
                                                         ------------------------------------------
27    Net income                                                  $  14,483      $   8,918
                                                         ==========================================
28
                                                         ------------------------------------------
29    Net income per share, assuming dilution                     $    1.06      $    0.66
                                                         ==========================================
30
31    Weighted average shares - assuming dilution                    13,646         13,542

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                                  EZCORP, INC.
              HIGHLIGHTS OF CONSOLIDATED BALANCE SHEETS (UNAUDITED)
             (in thousands, except per share data and store counts)
--------------------------------------------------------------------------------


                                                                      AS OF MARCH 31,
                                                                   2006           2005
                                                              ----------------------------
 1     Assets:
 2       Current assets:
 3         Cash and cash equivalents                               $ 26,041     $  1,405
 4         Pawn loans                                                39,044       40,081
 5         Payday loans, net                                          1,507        7,711
 6         Pawn service charges receivable, net                       6,598        7,720
 7         Payday loan service charges receivable, net                  250        1,573
 8         Credit service fees receivable, net                        2,663         --
 9         Inventory, net                                            30,764       26,967
10         Deferred tax asset                                        10,629        9,711
11         Prepaid expenses and other assets                          4,014        5,418
                                                              ----------------------------
12           Total current assets                                   121,510      100,586
13     Investment in unconsolidated affiliate                        17,614       17,094
14     Property and equipment, net                                   27,124       26,132
15     Deferred tax asset, non-current                                4,012        4,946
16     Other assets, net                                              3,471        3,914
                                                              ----------------------------
17           Total assets                                          $173,731     $152,672
                                                              ============================
18     Liabilities and stockholders' equity:
19       Current liabilities:
20         Accounts payable and other accrued expenses             $ 16,576     $ 13,359
21         Customer layaway deposits                                  2,147        1,848
22         Federal income taxes payable                               1,035          271
                                                              ----------------------------
23           Total current liabilities                               19,758       15,478
24
25       Long-term debt                                                --          6,825
26       Deferred gains and other long-term liabilities               3,430        3,778
                                                              ----------------------------
             Total long-term liabilities                              3,430       10,603
27
28       Total stockholders' equity                                 150,543      126,591
                                                              ----------------------------
29           Total liabilities and stockholders' equity            $173,731     $152,672
                                                              ============================
30
31     Pawn loan balance per ending pawn store                     $    139     $    143
32     Inventory per ending pawn store                             $    109     $     96
33     Book value per share                                        $  11.41     $  10.19
34     Tangible book value per share                                  11.21         9.99
35     Pawn store count - end of period                                 281          280
36     Mono-line payday loan store count - end of period                263          192
37     Shares outstanding - end of period                            13,190       12,428

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